UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2021

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15915 Katy Freeway, Suite 450, Houston, Texas, 77094

(Address of principal executive offices)

(281) 404-4387

(Registrant’s telephone number, including area code)

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As of October 6, 2021, Camber Energy, Inc. (the “Company”) had 249,563,409 shares of common stock issued and outstanding. The increase in our outstanding shares of common stock from the date of the Company's February 23, 2021 increase in authorized shares of common stock from 25 million shares to 250 million shares, is primarily due to conversions into common stock by an institutional investor of shares of Series C Convertible Preferred Stock of the Company that were sold to the institutional investor in 2018 and/or 2019, along with adjustments to such conversions and/or conversion premiums due in respect of such Series C Preferred Stock, which were payable in shares of common stock. The conversions of Series C Convertible Preferred Stock held by such investor were pursuant to the exemptions from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, Section 4(a)(1) of the Securities Act of 1933, as amended, and/or Rule 144 promulgated thereunder. As of October 6, 2021, the available shares of common stock for the Company to issue prior to reaching its authorized common stock limit is 436,591. To increase the number of authorized shares of common stock, the Company would have to obtain approval from the Company's shareholders. If the Company were to combine its common shares outstanding (i.e., perform a reverse split of its common stock) without shareholder approval, the Company's authorized shares of common stock would have to be reduced by the same ratio. The Company is therefore not considering such a reverse stock split at this time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

Date: October 6, 2021	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

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